Exhibit 99.1
Holly Corporation Reports Temporary Shutdown of Navajo Refinery FCC Unit
5/19/2008
Dallas, Texas – Holly Corporation (NYSE:HOC) today announced that its fluid catalytic cracking unit (“FCC”) at the Navajo Refinery in Artesia, New Mexico has been shut down temporarily for repairs that are expected to require several more days to complete.
The current shutdown followed an initial shutdown of the FCC due to an instrument control malfunction on May 7, 2008. As the FCC was being brought back on line after the initial shutdown, the unit experienced catalyst circulation problems that forced a second shutdown on Friday, May 16.
The company believes that it will take approximately one week from Saturday, May 17 for the FCC to be repaired and placed back in service. While these repairs are being made, the Navajo Refinery crude charge rate will be reduced by approximately 55,000 barrels per day (BPD) from maximum rates. For the month of May, reduced levels of operations at the Navajo Refinery caused by the FCC downtime are expected to result in an approximate 20,000 to 25,000 BPD reduction in the average crude charge rate from maximum rates. For the month, total gasoline production is expected to be reduced by approximately 13,000 to 18,000 BPD while total diesel production should be reduced by 3,000 to 5,000 BPD.
Holly Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel and jet fuel. Holly operates through its subsidiaries an 85,000 barrels per stream day (‘BPSD’) refinery located in Artesia, New Mexico and a 26,000 BPSD refinery in Woods Cross, Utah. Holly also owns a 46% interest (including the general partner interest) in Holly Energy Partners, L.P.
The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements in this press release relating to matters that are not historical facts are forward-looking statements based on management’s belief and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, the Company cannot give any assurances that these expectations will prove to be correct. The Company assumes no duty to publicly update or revise such statements, whether as a result of new information, future events or otherwise.
FOR FURTHER INFORMATION, Contact:
Bruce Shaw, Senior Vice President and Chief Financial Officer
M. Neale Hickerson, Vice President-Investor Relations
Holly Corporation
214-871-3555